Exhibit 99.1

Frontier Delivers Record Customer Growth as its Transformation Accelerates

Reports First-Quarter 2022 Financial Results

NORWALK, Conn., May 6, 2022-- Frontier Communications Parent, Inc. (NASDAQ: FYBR) (“Frontier”) reported first-quarter 2022 results today.

“Last May, we relisted with the NASDAQ under the ticker symbol FYBR to represent our new fiber-first strategy. Since then, we have delivered three consecutive quarters of record operational results and made sustained improvements to our customer service,” said Nick Jeffery, President and Chief Executive Officer of Frontier.

“As we Build Gigabit America, our team remains laser focused on executing our strategy and improving the way we serve customers.  More than ever, our customers depend on high-speed fiber broadband for both work and play.  As demand continues to grow and households and businesses consume ever more data, we are accelerating our transformation to become our customer’s first choice digital partner. This promise is visible in our new brand, which reflects our ambition to create a better digital future for our customers.”

First-quarter 2022 Highlights:

•	Built fiber to a record 211,000 locations
•	Added a record 54,000 fiber broadband customer net additions, resulting in fiber broadband customer growth of 10.4% from the first quarter of 2021
•	Revenue of $1.45 billion, net income of $65 million, and Adjusted EBITDA of $509 million
•	Capital expenditures of $447 million, including $233 million of non-subsidy-related build capital expenditures
•	Net cash from operations of $528 million, driven by healthy operating performance and increased focus on working capital management
•	Record-low consumer churn across both fiber and copper broadband customers
•	Record-high fiber Net Promoter Scores
•	Reinvented brand identity

First-quarter 2022 Consolidated Financial Results1

Frontier reported consolidated revenue for the first quarter ended March 31, 2022, of $1.45 billion, a 10.7% decline from consolidated revenue reported in the first quarter of 2021, as growth in consumer fiber broadband was offset by declines in subsidy, video, voice, and wholesale.
•	Consolidated revenue was particularly impacted by the expiration of CAF II funding at the end of the fourth quarter of 2021
•
Excluding subsidy-related revenue, consolidated revenue for the quarter ended March 31, 2022, declined 5.9% compared to the quarter ended March 31, 2021, consistent with the year-over-year rate of decline reported for the quarter ended December 31, 2021

First-quarter 2022 operating income was $121 million and net income was $65 million.

Adjusted EBITDA was $509 million and Adjusted EBITDA margin was 35.2%, compared to Adjusted EBITDA of $654 million and Adjusted EBITDA margin of 40.4% in the first quarter of 2021.2  The year-over-year decline in Adjusted EBITDA and Adjusted EBITDA margin was primarily driven by revenue declines, partially offset by lower video content expense, lower selling, general and administrative expenses, and cost savings initiatives.

Capital expenditures were $447 million, an increase from $384 million in the first quarter of 2021, as fiber expansion initiatives accelerated.

First-quarter 2022 Consumer Results

•	Consumer revenue of $776 million declined 4.9% from the first quarter of 2021, as strong growth in fiber broadband was offset by declines in legacy video, voice, and other
•	Consumer fiber revenue of $407 million was flat relative to the first quarter of 2021, as growth in consumer broadband revenue was offset by declines in voice, video, and other
•
Consumer fiber broadband revenue of $254 million increased 12.0% over the first quarter of 2021, driven by growth in fiber broadband customers and consumer fiber broadband average revenue per user (ARPU)

1 Upon emergence from bankruptcy, Frontier adopted fresh start accounting in accordance with ASC 852.  As a result, Frontier’s consolidated financial statements after April 30, 2021, are not comparable to prior periods. All year-over-year comparisons in this release have been normalized to reflect the impact of fresh start accounting. See Frontier’s Form 8-K filed with the SEC on July 30, 2021, for further details on the impact of fresh start accounting.  See Frontier’s supplemental trending information, available at www.frontier.com/ir, for information setting forth the impact of fresh start accounting for periods presented.
2 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures of performance. See “Non-GAAP Measures” for a description of these measures and its calculation. See Schedule A for a reconciliation of Adjusted EBITDA to net income/(loss).

•
Consumer fiber broadband customer net additions of 52,000 was the 11th consecutive quarter of positive consumer fiber net additions. This growth represents a four-fold increase from the first quarter of 2021, resulting in consumer fiber broadband customer growth of 11.0% from the first quarter of 2021

•	Consumer fiber broadband customer churn of 1.19% improved from 1.41% in the first quarter of 2021
•
Consumer fiber broadband ARPU of $62.10 increased 2.3% over the first quarter of 2021, as price increases and speed upgrades were partly offset by the introduction of autopay and gift-card incentives in the third quarter of 2021

First-quarter 2022 Business and Wholesale Results

•	Business and wholesale revenue of $666 million declined 7.0% from the first quarter of 2021, primarily due to proactive strategic repositioning with key business partners
•	Business and wholesale fiber revenue of $265 million declined 1.1% from the first quarter of 2021
•	Business fiber broadband customer churn of 1.24% improved from 1.32% in the first quarter of 2021
•	Business fiber broadband ARPU of $105.60 increased 4.2% from the first quarter of 2021

Capital Structure

As of March 31, 2022, Frontier had total liquidity of approximately $2.7 billion, including a cash and short-term investments balance of approximately $2.2 billion and $0.5 billion of available borrowing capacity on its revolving credit facility. Frontier’s net leverage ratio for the four quarters ended March 31, 2022, was approximately 2.5x.3 Frontier has no long-term debt maturities prior to 2027.

2022 Outlook4

Frontier today reaffirmed its operational and financial guidance expectations for 2022.

Frontier’s guidance for the full year 2022 is:

•	Adjusted EBITDA of $2.00 - $2.15 billion
•	Fiber build to at least 1 million new locations
•	Cash capital expenditures of $2.40 - $2.50 billion
•	Cash taxes of approximately $20 million

3 Net leverage ratio is a non-GAAP measure. See “Non-GAAP Measures” and the condensed consolidated balance sheet data contained herein for a description and calculation of net leverage ratio.
4  The operational and financial guidance expectations for 2022 comprise forward-looking statements related to future events.  See “Forward-Looking Statements” below.  Projected GAAP financial measures and reconciliations of projected non-GAAP financial measures are not provided herein because such GAAP financial measures are not available on a forward-looking basis and such reconciliations could not be derived without unreasonable effort. Adjusted EBTIDA is a non-GAAP financial measure.

•	Net cash interest payments of approximately $430 million
•	Cash Pension and OPEB expense of approximately $75 million (net of capitalization)
•	Cash pension and OPEB contributions, including a catch-up from contribution waivers during bankruptcy, of approximately $135 million (net of capitalization)

Conference Call Information

As previously announced, Frontier will host a conference call with the financial community to discuss first-quarter 2022 results today, May 6, 2022, beginning at 8:30 a.m. Eastern Time.

The conference call webcast and presentation materials are accessible through Frontier’s Investor Relations website and will remain archived at this location.

Investor Contact

Spencer Kurn
SVP, Investor Relations
+1 401 225 0475
spencer.kurn@ftr.com

About Frontier

Frontier is a leading communications provider offering gigabit speeds to empower and connect millions of consumers and businesses in 25 states. It is building critical digital infrastructure across the country with its fiber-optic network and cloud-based solutions, enabling connections today and future proofing for tomorrow. Rallied around a single purpose, Building Gigabit AmericaTM, the company is focused on supporting a digital society, closing the digital divide, and working toward a more sustainable environment. Frontier is preparing today for a better tomorrow. Visit www.frontier.com.

Non-GAAP Financial Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, operating free cash flow, adjusted operating expenses, and net leverage ratio, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier's underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Frontier’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide a more comprehensive view of Frontier’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation, and planning decisions, and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures, and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), interest expense, investment and other income (loss), pension settlement costs, reorganization items, and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenue.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude certain pension/OPEB expenses, restructuring costs and other charges, stock-based compensation, and certain other non-recurring items. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenue.

Management uses EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. Management believes that these non-GAAP measures provide useful information for investors in evaluating Frontier’s operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, among other factors, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Management defines operating free cash flow, a non-GAAP measure, as net cash provided from operating activities less capital expenditures. Management uses operating free cash flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of Frontier’s core operations and ability to generate cash flow. Management believes that this non-GAAP measure is useful to investors in evaluating cash available to service debt and pay dividends. This non-GAAP financial measure has certain shortcomings; it does not represent the residual cash flow available for discretionary expenditures, as items such as debt repayments and preferred stock dividends are not deducted in determining such measure. Management compensates for these shortcomings by utilizing this non-GAAP financial measure in conjunction with the comparable GAAP financial measure.

Adjusted operating expenses is defined as operating expenses adjusted to exclude depreciation and amortization, restructuring and other charges, certain pension/OPEB expenses, stock-based compensation, and certain other non-recurring items. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

Net leverage ratio is calculated as net debt (total debt less cash and cash equivalents and short-term investments) divided by Adjusted EBITDA for the most recent four quarters. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s debt levels.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Frontier’s documents filed with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This release contains "forward-looking statements" related to future events. Forward-looking statements address our expectations or beliefs concerning future events, including, without limitation, our outlook with respect to future operating and financial performance, expected results from our implementation of strategic and cost savings initiatives, and our ability to comply with the covenants in the agreements governing our indebtedness and other matters. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. A wide range of factors could materially affect future developments and performance, including but not limited to: our significant indebtedness, our ability to incur substantially more debt in the future, and covenants in the agreements governing our current indebtedness that may reduce our operating and financial flexibility; declines in Adjusted EBITDA relative to historical levels that we are unable to offset; our ability to successfully implement strategic initiatives, including our fiber buildout and other initiatives to enhance revenue and realize productivity and service improvements; our ability to secure necessary construction resources, materials and permits for our fiber buildout initiative in a timely and cost effective manner; potential disruptions in our supply chain and the effects of inflation resulting from the COVID-19 pandemic, the global microchip shortage, or otherwise, which could adversely impact our business and hinder our fiber expansion plans; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirement and cash paid for income taxes and liquidity; competition from cable, wireless and wireline carriers, satellite, fiber “overbuilders” and OTT companies, and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; risks related to disruption in our networks, infrastructure and information technology that result in customer loss and/or incurrence of additional expenses; the impact of potential information technology or data security breaches or other cyber-attacks or other disruptions; our ability to retain or attract new customers and to maintain relationships with customers; our reliance on a limited number of key supplies and vendors; declines in revenue from our voice services, switched and nonswitched access and video and data services that we cannot stabilize or offset with increases in revenue from other products and services; our ability to secure, continue to use or renew intellectual property and other licenses used in our business; our ability to hire or retain key personnel; our ability to dispose of certain assets or asset groups or to make acquisition of certain assets on terms that are attractive to us, or at all;  the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors and our ability to obtain future subsidies, including participation in the proposed RDOF program; our ability to comply with the applicable CAF II and RDOF requirements and the risk of penalties or obligations to return certain CAF II and RDOF funds; our ability to defend against litigation and potentially unfavorable results from current pending and future litigation; our ability to comply with applicable federal and state consumer protection requirements; the effects of governmental legislation and regulation on our business, including costs, disruptions, possible limitations on operating flexibility and changes to the competitive landscape resulting from such legislation or regulation; the impact of regulatory, investigative and legal proceedings and legal compliance risks; our ability to effectively manage service quality in the states in which we operate and meet mandated service quality metrics; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of changes in accounting policies or practices; our ability to successfully renegotiate union contracts; the effects of increased medical expenses and pension and postemployment expenses; changes in pension plan assumptions, interest rates, discount rates, regulatory rules and/or the value of our pension plan assets; the likelihood that our historical financial information may no longer be indicative of our future performance and our implementation of fresh start accounting; the impact of adverse changes in economic, political and market conditions in the areas that we serve, the U.S. and globally, including, but not limited to, disruption in our supply chain, inflation in pricing for key materials or labor, or other adverse changes resulting from epidemics, pandemics and outbreaks of contagious diseases, including the COVID-19 pandemic, natural disasters, economic or political instability or other adverse public health developments; potential adverse impacts of the COVID-19 pandemic on our business and operations, including potential disruptions to the work of our employees arising from health and safety measures such as social distancing, working remotely and recent applicable federal, state, and local mandates, and prohibitions, our ability to effectively manage increased demand on our network, our ability to maintain relationships with our current or prospective customers and vendors as well as their abilities to perform under current or proposed arrangements with us; risks associated with our emergence from the Chapter 11 Cases, including, but not limited to, the continuing effects of the Chapter 11 Cases on us and our relationships with our suppliers, customers, service providers or employees and changes in the composition of our board of directors and senior management;  volatility in the trading price of our common stock, which has a limited trading history; substantial market overhang from the common stock issued in the Chapter 11 reorganization; certain provisions of Delaware law and our certificate of incorporation that may prevent efforts by our stockholders to change the direction or management of our company; and certain other factors set forth in our other filings with the SEC.  This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.  You should consider these important factors, as well as the risks and other factors contained in Frontier’s filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q.  These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements.  We do not intend, nor do we undertake any duty, to update any forward-looking statements.

Frontier Communications Parent, Inc.
Unaudited Financial Data

	For the three months ended	For the three months ended
	March 31, 2022	March 31, 2021
	(Successor)	(Predecessor)
($ in millions and shares in thousands,
except per share amounts)
Statements of Income Data
Revenue	$1,447	$1,676

Operating expenses:
Cost of service	553	620
Selling, general and administrative expenses	435	408
Depreciation and amortization	284	387
Restructuring costs and other charges	54	2
Total operating expenses	1,326	1,417

Operating income	121	259

Investment and other income, net	77	2
Reorganization items, net	-	(25)
Interest expense	(103)	(89)

Income before income taxes	95	147
Income tax expense	30	87

Net income	$65	$60

Weighted average shares outstanding - basic	244,433	104,556
Weighted average shares outstanding - diluted	245,251	104,896

Basic net earnings per common share	$0.27	$0.57
Diluted net earnings per common share	$0.26	$0.57

Other Financial Data:
Capital expenditures	$447	$384

Frontier Communications Parent, Inc.
Unaudited Financial Data

	For the quarter ended
($ in millions)	March 31, 2022	December 31, 2021	March 31, 2021
	(Successor)	(Successor)	(Predecessor)
Selected Statement of Operations Data
Revenue:
Data and Internet services	$836	$834	$842
Voice services	386	397	487
Video services	137	143	169
Other	83	85	95
Revenue from contracts with customers	1,442	1,459	1,593
Subsidy and other revenue	5	84	83
Total revenue	$1,447	$1,543	$1,676

Other Financial Data
Revenue:
Consumer (1)	$776	$782	$850
Business and Wholesale (1)	666	677	743
Revenue from contracts with customers	$1,442	$1,459	$1,593

Fiber	$672	$675	$678
Copper	770	784	857
Other	-	-	58
Revenue from contracts with customers	$1,442	$1,459	$1,593

(1) Due to changes in accounting policy during the second quarter of 2021, historical periods have been updated to reflect the comparable amounts.

Frontier Communications Parent, Inc.
Unaudited Operating Data

	As of and for the three months ended
	March 31, 2022	December 31, 2021	March 31, 2021

Consumer customer metrics (1)
Customers (in thousands)	3,169	3,165	3,234
Net customer additions (losses)	4	(8)	(30)
Average monthly consumer revenue per customer	$81.67	$82.29	$87.16
Customer monthly churn	1.35%	1.45%	1.45%

Broadband customer metrics (1) (2)
Broadband customers (in thousands)	2,819	2,799	2,820
Net customer additions (losses)	20	10	(14)

Employees	15,373	15,640	16,201

(1) Due to changes in accounting policy during the second quarter of 2021, historical periods have been updated to reflect the comparable amounts.
(2) Excludes wholesale customers.

Frontier Communications Parent, Inc.
Condensed Consolidated Balance Sheet Data

	(Unaudited)
($ in millions)	March 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$1,300	$2,127
Short-term investments	900	-
Accounts receivable, net	397	458
Other current assets	91	103
Total current assets	2,688	2,688

Property, plant and equipment, net	9,575	9,199
Other assets	4,492	4,594
Total assets	$16,755	$16,481

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$15	$15
Accounts payable and other current liabilities	1,698	1,436
Total current liabilities	1,713	1,451

Deferred income taxes and other liabilities	2,407	2,462
Long-term debt	7,957	7,968
Equity	4,678	4,600
Total liabilities and equity	$16,755	$16,481

	As of March 31, 2022
Leverage Ratio
Numerator:
Long-term debt due within one year	$15
Long-term debt	7,957
Total debt	$7,972
Less: Cash and cash equivalents	(1,300)
Short-term investments	(900)
Net debt	$5,772

Denominator:
Adjusted EBITDA - last 4 quarters	$2,314

Net Leverage Ratio	2.5	x

Frontier Communications Parent, Inc.
Unaudited Consolidated Cash Flow Data

	For the three months ended	For the three months ended
	March 31, 2022	March 31, 2021
($ in millions)	(Successor)	(Predecessor)

Cash flows provided from (used by) operating activities:
Net income	$65	$60
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	284	387
Stock-based compensation	15	(1)
Lease impairment	44	-
Other adjustments	(7)	1
Deferred income taxes	25	84
Change in accounts receivable	61	34
Change in accounts payable and other liabilities	26	48
Change in prepaid expenses, income taxes, and other assets	15	52
Net cash provided from operating activities	528	665

Cash flows used by investing activities:
Capital expenditures	(447)	(384)
Proceeds on sale of assets	-	2
Purchases of short-term investments (1)	(900)	-
Other	2	2
Net cash used by investing activities	(1,345)	(380)

Cash flows used by financing activities:
Long-term debt payments	(3)	-
Finance lease obligation payments	(5)	(5)
Other	(4)	(2)
Net cash used by financing activities	(12)	(7)

Increase (Decrease) in cash, cash equivalents, and restricted cash	(829)	278
Cash, cash equivalents, and restricted cash at the beginning of the period	2,178	1,887

Cash, cash equivalents, and restricted cash at the end of the period	$1,349	$2,165

Supplemental cash flow information:
Cash paid during the period for:
Interest	$36	$40
Income tax payments, net	$2	$-
Reorganization items, net	$-	$56

(1) $900 million represents cash movement to short-term investments. Given the long-term nature of the fiber build, we have invested cash in short-term investments to improve interest income while preserving funding flexibility.

SCHEDULE A

Frontier Communications Parent, Inc.
Unaudited Financial Data
Reconciliation of Non-GAAP Financial Measures

	For the three months ended
($ in millions)	March 31, 2022	December 31, 2021	March 31, 2021
	(Successor)	(Successor)	(Predecessor)

Net income	$65	$189	$60
Add back (subtract):
Income tax expense	30	12	87
Interest expense	103	105	89
Investment and other income, net	(77)	(34)	(2)
Reorganization items, net	-	-	25
Operating income	121	272	259
Depreciation and amortization	284	282	387
EBITDA	$405	$554	$646

Add back:
Pension/OPEB expense	$19	$19	$23
Restructuring costs and other charges (1)	54	2	2
Rebranding costs	8	-	-
Stock-based compensation	15	10	(1)
Potential legal settlement	8	-	-
Adjusted EBITDA	$509	$585	$670

EBITDA margin	28.0%	35.9%	38.5%
Adjusted EBITDA margin	35.2%	37.9%	40.0%

Free Cash Flow
Net cash provided from operating activities	$528	$468	$665
Capital expenditures	(447)	(559)	(384)
Operating free cash flow	$81	$(91)	$281

(1) Includes $44 million of lease impairment charges for the three months ended March 31, 2022.

SCHEDULE B

Frontier Communications Parent, Inc.
Unaudited Consolidated Financial Data
Reconciliation of Non-GAAP Financial Measures

	For the three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(Successor)	(Successor)	(Predecessor)
($ in millions)

Adjusted Operating Expenses

Total operating expenses	$1,326	$1,271	$1,417

Subtract:
Depreciation and amortization	284	282	387
Pension/OPEB expense	19	19	23
Restructuring costs and other charges (1)	54	2	2
Rebranding costs	8	-	-
Stock-based compensation	15	10	(1)
Potential legal settlement	8	-	-
Adjusted operating expenses	$938	$958	$1,006

(1) Includes $44 million of lease impairment charges for the three months ended March 31, 2022.

SCHEDULE C

Frontier Communications Parent, Inc.
Selected Financial and Operating Data
(Unaudited)

		As of or for the quarter ended
		March 31, 2022	December 31, 2021	March 31, 2021
		(Successor)	(Successor)	(Predecessor)
Broadband Revenue ($ in millions)
Total Company	Fiber	$286	$277	$256
	Copper	195	197	207
	Total	$481	$474	$463

Estimated Fiber Passings (in millions) (2)
Base Fiber Passings		3.2	3.2	3.2
Total Fiber Passings		4.2	4.0	3.4

Estimated Broadband Fiber % Penetration (2)
Base Fiber Penetration		42.4%	41.9%	41.3%
Total Fiber Penetration		35.8%	36.4%	39.5%

Broadband Customers, end of period (in thousands) (2)
Consumer	Fiber	1,388	1,336	1,251
	Copper	1,204	1,234	1,327
	Total	2,592	2,570	2,578

Business (1)	Fiber	98	96	95
	Copper	129	133	147
	Total	227	229	242

Broadband Net Adds (in thousands) (2)
Consumer	Fiber	52	44	13
	Copper	(30)	(30)	(22)
	Total	22	14	(9)

Business (1)	Fiber	2	1	-
	Copper	(4)	(5)	(5)
	Total	(2)	(4)	(5)

Broadband Churn (2)
Consumer	Fiber	1.19%	1.32%	1.41%
	Copper	1.53%	1.69%	1.62%
	Total	1.35%	1.50%	1.52%

Business (1)	Fiber	1.24%	1.23%	1.32%
	Copper	1.58%	1.64%	1.72%
	Total	1.44%	1.47%	1.57%

Broadband ARPU (2) (3)
Consumer	Fiber	$62.10	$62.21	$60.73
	Copper	45.72	45.33	43.23
	Total	$54.36	$53.99	$51.66

Business (1)	Fiber	$105.60	$106.87	$101.34
	Copper	65.00	62.54	65.74
	Total	$82.32	$80.87	$79.52

(1) Business customers include our small, medium business and larger enterprise (SME) customers. Wholesale customers are excluded.
(2) Due to changes in accounting policy during the second quarter of 2021, historical periods have been updated to reflect the comparable amounts.
(3) Due to changes in classification of equipment revenue from other revenue to broadband revenue during the second quarter of 2021, historical periods have been updated to reflect the comparable amounts.

Source: Frontier Communications Parent, Inc.